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FORM 5
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/ / CHECK BOX IF NO               U.S. SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                       WASHINGTON, DC 20549
    SECTION 16. FORM
    4 OR FORM 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b)                         Exchange Act of 1934,
/ / FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
/ / FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Nedivi         Zivi               R.          Kellstrom Industries, Inc. (KELL)             Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
   c/o Kellstrom Industries, Inc.                 Number of Reporting        Month/Year          X  Officer (give    Other (specify
   1100 International Parkway                     Person, if an Entity          12/98           ----        title ---       below)
-------------------------------------------       (Voluntary)             -------------------               below)
                 (Street)                                                 5. If Amendment,          President and Chief
   Sunrise          FL               33323                                   Date of Original       Executive Officer
-------------------------------------------                                  (Month/Year)           -------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr.                                   End of Issuer's     Direct         Benefi-
                                  (Month/      8)                                        Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                      --            --       --       --           --        196,433 shares        D              N/A
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Common Stock                      --            --       --       --           --         19,500 shares        I              (1)
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*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Responses)
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

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans- 5. Number of     6. Date Exer-        7. Title and Amount  8. Price
   Security                  sion or      action     action    Derivative       cisable and          of Underlying        of
   (Instr. 3)                Exercise     Date       Code      Securities       Expiration           Securities           Deriv-
                             Price of     (Month/    (Instr.   Acquired (A)     Date                 (Instr. 3 and 4)     ative
                             Deriv-       Day/       8)        or Disposed      (Month/Day/                               Secur-
                             ative        Year)                of (D)           Year)                                     ity
                             Security                          (Instr. 3,                                                 (Instr. 5)
                                                               4, and 5)      -----------------------------------------
                                                                              Date     Expira-                Amount or
                                                              --------------  Exer-    tion        Title      Number of
                                                              (A)      (D)    cisable  Date                   Shares
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Employee Stock Options     $10.125/sh.   10/08/98      A   176,000      --     (2)     10/08/08 Common Stock  176,000        --
(Right to buy)
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Employee Stock Options     $10.125/sh.   10/08/98      A   107,000      --   12/19/99  10/08/08 Common Stock  107,000        --
(Right to buy)
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Employee Stock Options     $18.63/sh.    10/08/98      D      --     176,000   (3)     10/27/07 Common Stock  176,000        --
(Right to buy)
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Employee Stock Options     $25.75/sh.    10/08/98      D      --     107,000 06/19/99  06/19/08 Common Stock  107,000        --
(Right to buy)
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Employee Stock Options     $8.38/sh.        --         --     --        --     (4)     01/02/07 Common Stock  245,000        --
(Right to buy)
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Employee Stock Options     $7.63/sh.        --         --     --        --     (5)     09/19/06 Common Stock  100,000        --
(Right to buy)
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Employee Stock Options     $5.00/sh.        --         --     --        --     (6)     09/07/05 Common Stock   49,000        --
(Right to buy)
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Warrants                  $26.00/sh.     12/18/98      A     5,000      --   immed.    06/17/01 Common Stock    5,000        --
(Right to buy)
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Warrants                  $19.00/sh.        --         --     --        --   immed.    09/09/02 Common Stock    5,250        --
(Right to buy)
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Warrants                  $22.00/sh.        --         --     --        --   immed.    09/09/00 Common Stock    2,250        --
(Right to buy)
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Employee Stock Options          176,000                     D                          N/A
(Right to buy)
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Employee Stock Options          107,000                     D                          N/A
(Right to buy)
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Employee Stock Options                0                     D                          N/A
(Right to buy)
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Employee Stock Options                0                     D                          N/A
(Right to buy)
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Employee Stock Options          245,000                     D                          N/A
(Right to buy)
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Employee Stock Options          100,000                     D                          N/A
(Right to buy)
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Employee Stock Options           49,000                     D                          N/A
(Right to buy)
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Employee Stock Options            5,000                     I                          (7)
(Right to buy)
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Employee Stock Options           5,250                      I                          (7)
(Right to buy)
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Employee Stock Options           2,250                      I                          (7)
(Right to buy)
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Explanation of Responses:

(1) These shares of Common Stock are held directly by Helix Capital II, L.L.C., which is controlled, in part, by Mr. Nedivi.
(2) These Employee Stock Options vest in two equal installments on 04/27/99 and 10/27/00.
(3) These Employee Stock Options were to vest in two equal installments on 10/27/98 and 10/27/99.
(4) These Employee Stock Options were acquired 01/02/97 and vest in two equal installments on 01/02/98 and 01/02/99.
(5) These Employee Stock Options were acquired 09/19/96 and vest in three equal installments on 09/19/97, 09/19/98 and 09/19/99.
(6) These Employee Stock Options were acquired 09/07/95 and vest in three equal installments on 09/07/96, 09/07/97 and 09/07/98.
(7) These Warrants are held by Helix Capital II, L.L.C., which is controlled, in part, by Mr. Nedivi.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.      /s/ Zivi R. Nedivi            2/15/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                                   Zivi R. Nedivi

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.

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